Exhibit 2.01

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 SHR CORPORATION
                            A CALIFORNIA CORPORATION

                 CHARLES HOWARD and STEVEN WILSON certify that:

     A. They are the President and Secretary, respectively, of SHR CORPORATION, a California corporation.

     B. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                           "ARTICLES OF INCORPORATION

                                       OF
                             PROTOSOURCE CORPORATION

     1. Name. The name of the corporation is PROTOSOURCE CORPORATION.

     2. Purpose. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

     3. Stock. The corporation is authorized to issue two classes of shares to be, designated common stock ("Common Stock") and preferred stock ("Preferred Stock"), respectively. The corporation is authorized to issue 10,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. On the amendment of this Article 3 to read as set forth above, each outstanding share of Common Stock is split up and converted into 101.31712 shares of Common Stock.

     4. Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The first such series shall be designated Series A Preferred Stock ("Series A Preferred Stock") and shall consist of 900,000 shares. As used herein, the terms "Preferred Stock" or "Preferred Shares" without designation shall refer collectively to shares of Series A Preferred Stock and to shares of any other series of Preferred Stock.



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     Except as to Series A Preferred  Stock,  the Preferred  Stock may be issued from time to time in one or more series, as determined by the Board of Directors ("Board"). By resolution the Board may fix the designation and number of shares of any such series, and within the limitations or restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series (except Series A) may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. As to Series A Preferred Stock, the Board alone may amend these Articles of Incorporation to increase or decrease (but not below the number of shares then outstanding) the number of shares of Series A Preferred Stock.

     Except as to Series A Preferred Stock, and except as to matters fixed herein as to Preferred Stock, the Board may determine, alter or revoke the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock.

     The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares and on their holders are as follows:

          4.1 Dividends. The holders of record of Series A Preferred Stock shall have no preference or priority in regard to the payment of any dividend and shall be entitled to receive cash dividends only when and as declared by the Board out of funds legally available therefor.

          4.2 Preference on Liquidation.

               4.2.1 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of record of Series A Preferred Stock then outstanding shall be entitled to be paid an amount equal to $. 01 per share of Series A Preferred Stock out of the assets of the corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock of the corporation. If, upon liquidation, dissolution or winding up of the corporation, the assets of the corporation available for distribution to its shareholders are insufficient to pay the holders of Series A Preferred Stock the full amounts to which they shall be entitled, the holders of Series A Preferred Stock shall



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share ratably in any distribution of assets according to the respective  amounts which would be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution as if all amounts payable on or with respect to such shares were able to be paid in full.

               4.2.2 After setting apart or paying in full the preferential amounts due the holders of Series A Preferred Stock, the remaining assets of the corporation available for distribution to shareholders, if any, shall be distributed ratably to the holders of Preferred Stock and Common Stock, with the holders of Preferred Stock being deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock would be convertible as of the date fixed for such distribution.

               4.2.3 The merger or consolidation of the corporation into or with another corporation or the sale of all or substantially all of the assets of the corporation shall not be deemed to be a liquidation, dissolution or winding up of the corporation as those terms are used in this Section 4.2.

          4.3 Voting Rights.

               4.3.1 Except as provided below, or as otherwise required by law, the shares of Series- A Preferred Stock shall have no votes with respect to any matter presented to the shareholders of the corporation.

               4.3.2 The corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least two-thirds (2/3) of the total number of shares of Series A Preferred Stock then outstanding, voting separately as a class:

                    4.3.2.1 Alter or change any of the rights, preferences, privileges or powers of the Series A Preferred Stock;

                    4.3.2.2  Alter,  amend,  or modify  the  provisions  of this
Section 4.3.2;

                    4.3.2.3 Sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of the assets of the corporation (other than for the purposes of securing payment of any contract or obligation);

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                    4.3.2.4  Merge  or  consolidate   with  or  into  any  other
corporation, except into or with a wholly owned subsidiary;

                    4.3.2.5 Increase the authorized number of shares of Series A Preferred Stock;

                    4.3.2.6 Repurchase any outstanding securities except for the purchase of Common Stock held by directors, employees or consultants pursuant to agreements between the corporation and such directors, employees or consultants.

          4.4 Conversion Rights. Series A Preferred Stock shall be automatically convertible into fully paid and nonassessable Common Stock without additional consideration upon the happening of the events set forth in Sections 4.4.2 through 4.4.7 below. The following provisions apply to these conversion rights:

               4.4.1 Upon an automatic conversion, a holder of Series A Preferred Stock shall be entitled to receive one share of Common Stock for each share of Series A Preferred Stock being converted, subject to the adjustments provided below in Section 4.5.

               4.4.2 A total of two hundred twenty five thousand (225,000) shares of the outstanding Series A Preferred Stock shall be automatically converted if the corporation reports annual gross revenues of at least $5,300,000.00 and annual net income after taxes of at least $650,000.00 for its fiscal year ending December 31, 1995 (,,the fiscal year of the conversion"). The conversion shall be on a pro rata basis among the holders of the outstanding Series A Preferred Stock as allocated by the Board based on the amount of Series A Preferred Stock held by each shareholder.

               4.4.3 A total of one hundred eighty seven thousand five hundred (187,500) shares of the outstanding Series A Preferred Stock shall be automatically converted if the corporation reports annual gross revenues of at least $9,600,000.00 and annual net income after taxes of at least $1,550,000.00 for its fiscal year ending December 31, 1996 ("the fiscal year of the conversion"). The conversion shall be on a pro rata basis among the holders of the outstanding Series A Preferred Stock as allocated by the Board based on the amount of Series A Preferred Stock held by each shareholder.

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               4.4.4 A total of one hundred  eighty seven  thousand five hundred
(187,500)  shares  of  the  outstanding   Series  A  Preferred  Stock  shall  be
automatically converted if the corporation reports annual gross revenues of at least $15,500,000.00 and annual net income after taxes of at least $3,000,000.00 for its fiscal year ended December 31, 1997 ("the fiscal year of the conversion"). The conversion shall be on a pro rata basis among the holders of the outstanding Series A Preferred Stock as allocated by the Board based on the amount of Series A Preferred Stock held by each shareholder.

               4.4.5 A total of three hundred thousand (300,000) shares of the outstanding Series A Preferred Stock shall be automatically converted if the corporation reports annual gross revenues of at least $23,800,000.00 and annual net income after taxes of at least $5,100,000.00 for its fiscal year ended December 31, 1998 ("the fiscal year of the conversion"). The conversion shall be on a pro rata basis among the holders of the outstanding Series A Preferred Stock as allocated by the Board based on the amount of Series A Preferred Stock held by each shareholder.

               4.4.6 If, prior to January 1, 1999, the corporation consolidates with, or merges into (as the disappearing entity), another corporation or entity, or, if prior to such date, the corporation sells, leases or conveys to another corporation or entity all or substantially all of the assets of the corporation, then all of the Series A Preferred Stock then outstanding shall be automatically converted but only if, as of the effective date of any consolidation, merger, sale, lease or conveyance (i) the corporation previously has offered and sold Common Stock for the account of the corporation through an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and either (ii) since the closing date of any such offering the Common Stock sold in any such offering has appreciated an average of ten percent (10%) for each twelve (12) month period (prorated for any partial twelve (12) month period) from the closing to the effective date of any such consolidation, merger, sale, lease or conveyance.

               4.4.7 If, prior to January 1, 1999, any person, entity or affiliated group of persons or entities acquires forty percent (40%) or more of the Common Stock (calculated prior to any conversion under this Section 4.4.7) in any transaction or group of transactions in any twelve (12) month period, then all of the Series A Preferred Stock then outstanding shall be automatically converted.


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               4.4.8 Upon the occurrence of any events resulting in an automatic conversion of Series A Preferred Stock into Common Stock, such Common Stock shall thereupon be issued and outstanding. The Board may order any holders of outstanding certificates for the Series A Preferred Stock to surrender the certificate or certificates for the shares being converted, duly endorsed for transfer to the corporation, if required by it. As promptly as practicable thereafter, the corporation shall issue and deliver to such holder, at the principal office of the corporation or such other place as may be designated by the corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock. The holder shall be deemed to have become a shareholder of record on the date of conversion unless the transfer books of the corporation are closed on that date, in which event the holder shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered. If the conversion is in connection with an underwritten offering, such conversion will not be deemed to have occurred until immediately prior to the closing of such sale of securities.

               4.4.9 The corporation shall pay any and all costs, expenses and taxes that may be payable in respect of any conversion of Series A Preferred Stock or the issue and delivery of shares of Common Stock on conversion.

               4.4.10 The corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares Common Stock deliverable upon the conversion of all Series A Preferred Stock.

               4.4.11 If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration



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or a listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation, or otherwise, before such shares must be validly issued or delivered upon conversion, the corporation shall in good faith, and at its own expense, as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

               4.4.12 Any shares of Series A Preferred Stock not automatically converted pursuant to Sections 4.4.2 through 4.4.5 shall be canceled by the corporation as of the end of the applicable fiscal -year of conversion with the cancellation being on a pro rata basis among the holders of the outstanding Series A Preferred Stock as allocated by the Board based on the amount of Series A Preferred Stock held by each shareholder.

          4.5 Adjustment of Conversion Ratio.

               4.5.1 If the number of outstanding shares of Common Stock has been increased or reduced since the first issuance of the Series A Preferred Stock because of a split, share dividend, consolidation, or other capital change or reorganization affecting the number of outstanding Common Stock, this Article shall be amended to adjust the number of Common Stock to be issued for each share of Series A Preferred Stock being converted, to preserve fairly and equitably as far as reasonably possible the original conversion rights of the shares being converted.

               4.5.2 In the event the corporation consolidates with, or merges into (as the disappearing entity), another corporation or entity, or if the corporation sells, leases or conveys to another corporation or entity all or substantially all of the assets of the corporation, after the date of any such consolidation, merger, sale, lease or conveyance, and upon an authorized conversion, each share of Series A Preferred Stock shall be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of any such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon any such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, these provisions with respect to the rights and interests of the holders of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

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          5. Limitation on Director Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          6. Indemnification of Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in
     Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders."


     C. The foregoing amendment and restatement was approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the California Corporations Code; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment and restatement was five thousand nine hundred twenty-two (5,922) shares; and the number of shares of each class voting in favor of the foregoing amendment and restatement equalled or exceeded the vote required, such required vote being a majority of the outstanding shares.

     D. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.


     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: November 2, 1994.


                                           /s/  Charles Howard
                                           -------------------------------------
                                           CHARLES HOWARD, President


                                           /s/  Steven Wilson
                                           -------------------------------------
                                           STEVEN WILSON, Secretary